Exhibit 10.7

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

Ernest Orticerio

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) effective as of October ___, 2021 (the “Effective Date”), is being entered into by and among Candela Medical, Inc., a Delaware corporation (the “Company”), Candela Corporation, a Delaware corporation (“Candela Corporation”) (solely with respect to Section 1(b)) and Ernest Orticerio (“Executive”).

WHEREAS, Executive is party to that Employment Agreement, dated as of November 11, 2019, with Candela Corporation, a Delaware corporation (and, following the closing of the initial public offering of the Company, a wholly owned subsidiary of the Company), as amended on February 25, 2021 (the “Existing Agreement”);

WHEREAS, Candela Corporation desires to assign to the Company all right, title and interest of Candela Corporation in and to the Existing Agreement, and the Company desires to accept such assignment and to assume all of the obligations of Candela Corporation under the Existing Agreement; and

WHEREAS, upon the assignment, the Company and Executive desire to amend and restate the Existing Agreement in its entirety.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Effectiveness; Assignment; Term of Employment.

(a) Effectiveness. This Agreement shall only become effective upon the Effective Date.

(b) Assignment. As of the Effective Date, Candela Corporation does hereby assign the Existing Agreement to the Company, and the Company hereby accepts such assignment.

(c) Employment Term. Subject to the provisions of Section 6 of this Agreement, Executive shall be employed by the Company under this Agreement for a period commencing on the Effective Date and ending on the November 11, 2022 (the “Employment Term”), on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing on November 11, 2022 and on each subsequent anniversary thereof (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one (1) year period, unless the Company or Executive provides the other party hereto at least sixty (60) days’ prior written notice before the next Extension Date that the Employment Term shall not be so extended.

2. Position.

(a) During the Employment Term, Executive shall be employed by the Company, and serve as Chief Financial Officer shall report directly to the Chief Executive Officer (the “CEO”), and shall have such duties, authorities and responsibilities commensurate with such title and as the CEO may designate from time to time consistent with such position. This position is based in the state of Massachusetts.

(b) During the Employment Term, except for periods of illness and permitted vacations, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or unreasonably interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Company; provided, that nothing herein shall preclude Executive from managing his personal and/or family investments, tending to personal/family obligations and/or engaging in charitable and civic activities, including accepting appointment to serve on any board of directors or trustees of any charitable organization; provided, that in the aggregate, such activities do not conflict or interfere in more than a de minimis way with the performance of Executive’s duties hereunder or violate the Restrictive Covenant Agreement.

3.	Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of US$400,000.00 (the “Base Salary”) gross, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be subject to such increases in Base Salary, if any, as may be determined from time to time in the sole discretion of the Company’s Board of Directors (the “Board”). Base Salary for purposes of this Agreement shall mean the Base Salary as in effect from time to time.

(b) Annual Bonus.

(i) With respect to each full fiscal year during the Employment Term commencing on or after the Effective Date, Executive shall be eligible to earn an annual cash bonus award (the “Annual Bonus”) based on the achievement of annual corporate, function, and individual performance targets established by the CEO and Board in its sole discretion. Executive’s Annual Bonus target (the “Bonus Target”) opportunity will be fifty percent (50%) of Executive’s gross Base Salary with respect to each full fiscal year during the Employment Term, subject to the achievement of the applicable performance targets.

(ii) The Annual Bonus, if any, shall be paid by the Company to Executive at the time bonuses are paid to other senior executives of the Company which normally occurs in the second quarter of each fiscal year after the end of the applicable fiscal year subject to (a) Executive’s continued employment through the last day of the applicable fiscal year, and (b) Executive’s continued employment at the time bonus payments are made, as approved by the CEO and Board. Solely for purposes of Section 3(a) and Section 3(b), references to the Board shall include, if applicable, the Compensation Committee thereof.

4.	Employee Benefits/Vacation.

(a) Employee Benefits. During the Employment Term, in addition to the compensation and benefits set forth in Section 3, Executive shall be eligible to participate in the Company’s (or its affiliates’, as applicable) other employee benefit plans as in effect from time to time (such other employee benefit plans, collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company and its affiliates and subsidiaries.

(b) Vacation. During the Employment Term, Executive shall be entitled to paid vacation in accordance with Company policy as in effect from time to time for employees at Executive’s level, but not less than four (4) weeks of paid vacation per year.

5. Business Expenses.

During the Employment Term and in accordance with applicable Company policies in effect from time to time, Executive shall be entitled to be reimbursed for reasonable and customary business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder.

6. Termination.

The Employment Term and Executive’s employment hereunder may be terminated by the Company at any time and for any reason up to thirty (30) days’ advance written notice to Executive and by Executive up to thirty (30) days’ advance written notice of any resignation of Executive’s employment, other than as a result of Executive’s death or Disability. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates, except that the treatment of all of Executive’s then outstanding equity-based incentive awards (and the impact of a termination of Executive’s employment on such awards) shall be governed by the terms of the applicable plan and award agreements.

(a) By the Company for Cause or By Executive’s Resignation without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) which termination shall be effective immediately, or by Executive’s resignation without Good Reason (as defined below); provided, that Executive will be required to give the Company up to sixty (60) days’ advance written notice of such a resignation.

(ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s continuing failure to substantially perform Executive’s duties and obligations for the Company or any subsidiary or affiliate, that are not inconsistent with Executive’s position as Chief Financial Officer in any material respect or Executive’s willful failure to follow lawful directives of the Board, other than due to illness or incapacity; (B) conduct causing the Company or any of its subsidiaries or affiliates material economic harm or public disgrace; (C) conviction of, or plea of “guilty” or “no contest” to, a felony or serious crime of moral turpitude; (D) willful misconduct, gross negligence, fraud embezzlement by Executive involving the Company or any of its subsidiaries or affiliates, or any theft, misrepresentation by Executive involving the Company or any of its subsidiaries or affiliates intended to result in personal enrichment of Executive; (E) unauthorized use or disclosure of proprietary information of the Company or any of its subsidiaries or affiliates, which use or disclosure causes material harm to the Company or any of its subsidiaries or affiliates; or (F) Executive’s material violation of any written policies of the Company or any of its subsidiaries or affiliates of which Executive has prior written notice, or any violation of any restrictive covenants agreement with the Company or an affiliate; that Executive must be provided with written notice of Executive’s termination for “Cause” (including an explanation of the basis for “Cause”). If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive:

(A) the Base Salary accrued through the date of termination and accrued but unused vacation in respect of the year of termination, payable within fifteen (15) days following the date of such termination;

(B) reimbursement, within ninety (90) days following submission by Executive to the Company of appropriate supporting documentation for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment; and

(C) such fully accrued and/or vested and non-forfeitable Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company or any of its affiliates, payable in accordance with the terms and conditions of such employee benefit plans (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive except as set forth in this Section 6(a)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable, for a period of twelve (12) consecutive months or for an aggregate of twelve (12) months in any twenty-four (24) consecutive month period, to perform Executive’s duties. Such incapacity is hereinafter referred to as “Disability.” Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such physician and those two physicians shall select a third qualified independent physician which third such physician shall make such determination. The determination of Disability made by such physician in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

(ii) Upon termination of Executive’s employment hereunder due to either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights. Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 6(b)(ii), Executive shall have no further rights to any compensation or benefits under this Agreement.

(c) By the Company without Cause (other than due to death or Disability); Resignation for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause (other than due to death or Disability) or by Executive’s resignation for Good Reason; provided, that Company and Executive each will be required to give the other party up to thirty (30) days’ advance written notice of such termination or resignation.

(ii) For purposes of this Agreement, “Good Reason” shall mean any of the following without Executive’s prior written consent:

(A) a material reduction in Executive’s then-current Base Salary or Target Bonus;

(B) a material diminution in Executive’s title, authority or responsibilities;

(C) the assignment to Executive of any duties materially inconsistent with Executive’s position; or

(D) the relocation of Executive’s principal office to a location which is more than thirty (30) miles from Executive’s location as of the Effective Date.

In all events, “Good Reason” for any applicable event shall only constitute Good Reason if the Company fails to cure such event within sixty (60) days after receipt from Executive of written notice of the event which constitutes Good Reason; provided that “Good Reason” shall cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date. Finally, to resign for Good Reason, Executive must deliver the Notice of Termination with respect to the event giving rise to Good Reason within thirty (30) days following the end of the Company’s cure period; otherwise Executive shall be deemed to waive Executive’s right to resign Executive’s employment for Good Reason with respect to such event.

(iii) If Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) or by Executive’s resignation for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) subject to Executive’s continued compliance with the provisions of the Restrictive Covenant Agreement, the payment of an aggregate amount equal to one hundred percent (100%) of Executive’s Base Salary, payable to Executive in substantially equal installments in accordance with the Company’s normal payroll practices, as in effect on the date of the termination of Executive’s employment, over twelve (12) months immediately following the date of termination for Executive (such period, the “Severance Period”); and

(C) continued participation in the Company’s (or its affiliates’, as applicable) group health plans through the COBRA administration process of the Company during the twelve (12)-month period immediately following the date of termination for Executive (and Executive’s dependents that were covered under such plans as of immediately prior to Executive’s termination of employment) with the full cost of such group health coverage to be paid by the Company (or, if such coverage cannot be provided or the provision of such coverage results in additional tax, interest or penalties on Executive under Section 105(h) of the Code, a monthly cash amount equal to the total monthly premiums that the Company would have paid on behalf of Executive for such health coverage); provided that such continued health coverage (or cash payments in lieu thereof, if applicable) shall immediately cease upon Executive becoming eligible for health coverage under the benefit plans of another employer.

Notwithstanding anything to the contrary herein, amounts payable to Executive under subparagraphs (B) and (C) above (collectively, the “Conditioned Benefits”), are subject to (i) Executive’s execution, delivery and non-revocation of a release of all claims, substantially in the form attached hereto as Exhibit A (with any changes necessary to comply with applicable law and/or make the release legally enforceable in the reasonable judgment of the Company) (the “Release”), within sixty (60) days of the date of termination and (ii) the expiration of any revocation period contained in such Release. Further, to the extent that any of the Conditioned Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Conditioned Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

Following Executive’s termination of employment by the Company without Cause (other than due to Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 6(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(D) Non-Renewal of Employment Term.

(i) In the event Executive elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraph (a) or (b) of this Section 6, the expiration of the Employment Term and Executive’s termination of employment hereunder shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights (whether or not Executive continues as an employee of the Company thereafter).

Following such termination of Executive’s employment under this Section 6(d)(i), except as set forth in this Section 6(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) In the event the Company elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraph (a) or (b) of this Section 6, the expiration of the Employment Term and Executive’s termination of employment hereunder shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive:

(A) the Accrued Rights; and

(B) the Conditioned Benefits.

Following Executive’s termination of employment under this Section 6(d)(ii), except as set forth in this Section 6(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term (including an extension thereof pursuant to Section 1(b) of this Agreement) shall be deemed an employment at-will but shall also be deemed to extend all the provisions of this Agreement.

(e) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 9(j) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated and specify the date of termination (which shall be a date following the date of such notice that is no sooner than the required notice period specified in this Section 6).

(f) Rights to Severance. During the Employment Term, Executive shall only be eligible to receive severance payments in accordance with this Agreement. Executive shall not be entitled to receive severance under any other plans, programs or arrangements of the Company or any of its affiliates to the extent such payments or benefits are in addition to those provided under this Agreement (including any amount that exceeds the amounts provided hereunder).

(g) Board/Committee Resignation. Executive agrees to resign from the Board (and any committees thereof) and the board of directors or similar governing body (and any committees thereof) of any of the Company’s affiliates, as applicable, on the later of (x) Executive’s date of termination and (y) such date as may be requested by the Board.

7. Restrictive Covenants.

Executive acknowledges and agrees, as consideration for entering into this Agreement, that Executive is subject to the restrictive covenants set forth in the Restrictive Covenant Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreement”).

8. Specific Performance.

Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of the Restrictive Covenant Agreement may be inadequate and the Company may suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled, in addition to any other remedy available at law or equity, to seek to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

9. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and State of Delaware without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.

(b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this Agreement (including, without limitation, the Existing Agreement, any consulting, advisory or service agreements or understandings (including verbal agreements) between the parties or any of their affiliates). There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement (including, without limitation, the schedules and exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement shall be assigned by the Company only to a person or entity which is a successor in interest to substantially all of the business operations of the Company, but only if such person agrees, in writing, to be bound to the terms hereof to the same extent as the Company would be so bound. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor person or entity.

(f) Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall only be subject to set-off, counterclaim or recoupment for bona fide and documented debts, personal expenses and other amounts owed by Executive to the Company, except to the extent such set off would result in a violation of Section 409A of the Code. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor.

(g) Compliance with IRC Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, as amended (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company and its affiliates Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the payments to which Executive would otherwise be entitled during the first six months following his termination of employment shall be deferred and accumulated (without any reduction in such payments or benefits ultimately paid or provided to Executive) for a period of six months from the date of termination of employment and paid in a lump sum on the first day of the seventh month following such termination of employment (or, if earlier, the date of Executive’s death) and (ii) if any other payments of money or other benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, as reasonably determined in good faith by the Board, that does not cause such an accelerated or additional tax. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred, any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year. For purposes of Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Section 409A. References herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company and its affiliates within the meaning of Section 409A. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 9(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.

(h) Section 280G. In the event that (i) Executive is entitled to receive any payment, benefit or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable, pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), and (ii) the net after-tax amount of such Payments, after Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such Payments otherwise due to Executive in the aggregate, if such Payments were reduced to an amount equal to 2.99 times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of such Payments payable to Executive shall be reduced to an amount that will equal 2.99 times Executive’s base amount. To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (iii) all other non-cash benefits not otherwise described in clause (ii) of this Section 9(h) reduced last.

(i) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death prior to receipt of all amounts payable to Executive (including any unpaid amounts due under Section 6), such amounts shall be paid to Executive’s beneficiary designated by him by notice to the Company or, in the absence of such designation, to Executive’s estate.

(j) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company, addressed to:

Candela Medical, Inc..

251 Locke Drive

Marlborough, MA 01752

Attention: Chief Human Resources Officer

with a copy which shall not constitute notice to:

APAX Partners LP

33 Jermyn Street

London, SW1Y 6DN

UK

Attention: Arnaud Bosquet

with a copy which shall not constitute notice to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Brian Robbins

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(k) Representations. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, including any prior employment agreement or separation agreement with another employer of Executive. The Company each represent and warrant to Executive that (i) its execution, delivery and performance of this Agreement does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which it or any affiliate is a party or by which it or any affiliate is bound and (ii) upon the execution and delivery of this Agreement by the Company this Agreement, including its Schedules, shall be the valid and binding obligation of such entity, enforceable in accordance with its terms, subject to applicable law.

(l) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company and its affiliates and shall be reimbursed for any reasonable costs or expenses incurred in connection therewith, subject to the Company’s receipt of customary back up and supporting documentation regarding such costs and expenses. Payment in respect of approved costs and expenses shall be made within thirty (30) days after such costs and expenses were incurred (subject to Executive providing appropriate documentation to the Company), and, in any event, on or before the last day of the taxable year following the taxable year in which such costs and expenses were incurred. This provision shall survive any termination of this Agreement.

(m) Indemnification and Directors’ and Officers’ Insurance. During the Employment Term and thereafter, the Company and its affiliates shall each indemnify Executive to the fullest extent permitted under the Company’s or any affiliate’s organizational and governing documents, or if greater, pursuant to applicable law from and against any expenses (including but not limited to attorneys’ fees, expenses of investigation and preparation and fees and disbursements of Executive’s accountants or other experts, and expenses incurred to enforced this Section 9(m)), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by Executive in connection with any proceeding in which Executive was or is made party, was or is involved (for example, as a witness) or is threatened to be made a party to, in any case, by reason of the fact Executive was or is employed by the Company or any of its affiliates or was performing services for the Company or any of its affiliates. Such indemnification shall continue as to Executive during the Employment Term and for at least six years from the date Executive’s employment terminates and in all events until the expiration of the applicable statute of limitations with respect to acts or omissions which occurred prior to his cessation of employment with the Company and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company each agree to maintain directors’ and officers’ liability insurance policies covering Executive on a basis no less favorable than provided to any director or officer of the Company, which coverage shall continue as to Executive even if he has ceased to be a director, member, employee or agent of the Company or any affiliate with respect to acts or omissions which occurred prior to such cessation. The insurance contemplated under this Section 9(m) shall inure to the benefit of Executive’s heirs, executors and administrators.

(n) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(o) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(p) Legal Advice. By executing this Agreement Executive acknowledges that he has read and understands the terms and conditions contained in this Agreement, and that the Company has provided a reasonable opportunity for Executive to seek independent legal advice prior to executing this Agreement.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the Effective Date.

Candela Medical, Inc.

By:
Title:

Candela Corporation (solely with respect to Section 1(b))

By:
Title:

EXECUTIVE

Ernest Orticerio

Date

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims is entered into by Ernest Orticerio (“Executive”).

WHEREAS, Executive, Candela Medical, Inc. (the “Company”) and Candela Corporation entered into an Amended and Restated Employment Agreement (the “Employment Agreement”), dated October ___, 2021, that provides Executive certain severance and other benefits in the event of an involuntary termination of Executive’s employment without Cause (as defined under the Employment Agreement) or a resignation by Executive for Good Reason (as defined under the Employment Agreement);

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, pursuant to Section 6(c)(iii) of the Employment Agreement, a condition of Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Release of Claims.

NOW, THEREFORE, in consideration of the severance and other benefits provided under Sections 6(c)(iii)(B) and (C) of the Employment Agreement, Executive agrees as follows:

1. Executive, for himself and his heirs, executors and administrators, hereby fully and finally waives, discharges and releases the Company, including each of the Company’s past, current and future parents, subsidiaries, and affiliates, and its and their shareholders, members, directors, officers, and employees (“Released Parties”), from any and all claims arising on or prior to the date hereof relating to his employment with the Company or his termination therefrom, whether now known or later discovered, which he or anyone acting on his behalf might otherwise have had or asserted, including, but not limited to, any express or implied contract of employment claims, any tort claims, claims under Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act of 1993, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, Americans with Disabilities Act of 1991, as amended, the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, the laws, including the labor laws of any state, and all claims under related common law, statutes, and executive orders at the federal, state and local levels of government, and any claims to any benefits from employment with the Company, including, but not limited to, claims for salary, bonuses, unvested stock options, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended. Notwithstanding the above, Executive is not releasing (i) those payments, benefits or entitlements set forth in [Section 6(c)(iii)][6(d)(ii)] of the Employment Agreement; (ii) all rights and benefits as the holder of any equity security or any other equity interest in the Company and/or its affiliates (or any successor thereto); (iii) any claims for accrued and vested benefits under any of the Company’s and/or any affiliate’s employee retirement and welfare benefit plans; or (iv) any rights Executive has to indemnification by the Company or any affiliate and to directors and officers liability insurance coverage under the Employment Agreement or otherwise (including any applicable indemnification agreement). In addition, Executive represents that, to his knowledge, no incident has occurred during his employment with the Company that could form the basis for any claim by him against the Company under the worker’s compensation laws of any jurisdiction.

2. For the avoidance of doubt, the foregoing does not constitute a release of any claims of Executive in respect of his direct and indirect holdings of equity in the Company or any of its affiliates (including any successor thereto) or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of his affiliates and the Company and/or any of its affiliates. This Release of Claims does not apply to any rights or claims that may arise with respect to events that occur after the date of execution by Executive of this Release of Claims.

3. Executive represents that he has not brought any charges, claims, demands, suits or actions, known or unknown, in any forum, against the Released Parties related to his employment or his termination (excluding any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of his affiliates and the Company and any of its affiliates); provided, however, that Executive shall not be prevented from enforcing any rights he may have under the terms of this Release of Claims (i.e., with respect to claims not released by him hereunder) or in respect of any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of his affiliates and the Company and/or any of its affiliates.

4. Executive acknowledges and hereby reaffirms his obligations under the Restrictive Covenant Agreement.

5. EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT HE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL AS HE DEEMED APPROPRIATE. IN ADDITION, EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN PROVIDED WITH A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS RELEASE. FURTHER, EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO REVOKE THIS AGREEMENT DURING THE SEVEN (7) DAY PERIOD FOLLOWING EXECUTION HEREOF, AND THAT THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

6. Nothing contained herein shall be construed as an admission by the Company of any liability of any kind to Executive, all such liability being expressly denied except for obligations of the Company or any of its affiliates imposed by the Employment Agreement which survive pursuant to this Release of Claims.

Ernest Orticerio

Date:___________________, 20___

Exhibit B

Restrictive Covenant Agreement